Exhibit 99.1

Twin Disc Announces Full Year and Fourth Quarter 2026 Results

MILWAUKEE, Wis., August 20, 2026 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the fourth quarter and full fiscal year ended June 30, 2026.

Fiscal Full Year 2026 Highlights

●	Sales increased 11.9% year-over-year to $381.3 million
●	Net income attributable to Twin Disc was $27.1 million
●	EBITDA* of $29.9 million, including a currency translation gain of $1.7 million
●	Operating cash flow of $22.9 million and Free cash flow* of $9.2 million
●	Six-month backlog of $178.3 million

Fiscal Fourth Quarter 2026 Highlights

●	Sales increased 18.3% year-over-year to $114.4 million
●	Net income attributable to Twin Disc was $9.4 million
●	EBITDA* of $11.1 million, including a currency translation gain of $0.8 million
●	Operating cash flow of $20.6 million and Free cash flow* of $17.2 million

CEO Perspective

John H. Batten, President and Chief Executive Officer of Twin Disc, commented, “We closed fiscal 2026 with record fourth quarter revenue, solid profitability, and enhanced free cash flow generation, building on the strong demand and order momentum that we saw throughout the fiscal year. Fourth quarter 2026 sales grew 18%, reflecting the continued strength of our Marine and Propulsion products, accelerating Defense activity, and enhanced performance from Oil and Gas, which is trending positively as we prioritize higher margin e-frac opportunities. Defense in particular continues to be a key structural growth driver for us supported by increasing demand from customers including the US Navy and NATO.

“Our six-month backlog remained level in the quarter despite strong shipments and a concerted effort to reduce past due backlog,” Mr. Batten continued. “Our near-term outlook remains strong and continues to be supported by a robust project pipeline and momentum in the markets that we serve.

“As we move into fiscal 2027, we are well positioned with strong demand, a healthy backlog and growing pipeline, and free cash flow to continue investing in the long-term growth of our business. We remain focused on the disciplined execution of our strategy and are highly encouraged by the growth opportunities ahead of us,” Mr. Batten concluded.

Change in Inventory Accounting Method

During the fourth quarter of fiscal 2026, the Company elected to change its method of accounting for certain inventories from the last-in, first out (LIFO) method to the first-in, first out (FIFO) method. The change to the FIFO method of accounting for these inventories is preferable because it provides better matching of costs and revenues, conforms the Company's inventory to a single method of accounting and improves comparability with the Company's peers. The impact of the change in inventory accounting as reported under the FIFO method was a $32.1 million increase in inventory for the fiscal year ended June 30, 2025, and the amounts in this press release reflect the impact of this accounting change. To provide historical information on a basis consistent with the change to FIFO, the Company has recast certain historical information to conform to the updated method of inventory accounting in the financial tables of this press release.

Fourth Quarter and Full-Year Results

Sales for the fiscal 2026 fourth quarter increased 18.3% year-over-year to $114.4 million and fiscal 2026 sales increased 11.9% to $381.3 million. Fourth quarter and full year sales growth were both driven by demand for the Company’s Land-Based Transmissions markets, with strength in Marine and Propulsion Systems supporting full year sales, in addition to a stabilization in the Industrial segment. On an organic basis, which excludes the impacts of acquisitions and foreign currency exchange, revenue increased 15.9% in the quarter and increased 4.6% for the full year.

Sales by product group (certain amounts have been reclassified from Marine and Propulsion to Other):

Product Group (Thousands of $):	Q4 FY26 Sales	Q4 FY25 Sales	Change (%)
Marine and Propulsion Systems	$63,596	$53,010	20.00%
Land-Based Transmissions	32,962	26,122	26.20%
Industrial	12,934	13,141	-1.60%
Other	4,908	4,405	11.40%
Total	$114,400	$96,678	18.30%

Product Group (Thousands of $):	FY26 Sales	FY25 Sales	Change (%)
Marine and Propulsion Systems	$227,675	$201,101	13.20%
Land-Based Transmissions	89,698	80,192	11.90%
Industrial	46,067	41,502	11.00%
Other	17,830	17,943	-0.60%
Total	$381,270	$340,738	11.90%

For fiscal 2026, Twin Disc delivered double-digit sales growth year-over-year in the European and North American regions including the impact of acquisitions. The distribution of sales across geographical regions remained consistent, with the majority of sales coming from Europe, followed by North America, Asia Pacific, and Latin America.

Considering the impact of the change to the FIFO method of accounting for inventory (an increase to prior year gross profit of approximately $1.2 million), gross profit decreased 3.5% to $30.1 million compared to $31.2 million for the fourth quarter of fiscal 2025. Fourth quarter gross margin decreased approximately 600 basis points to 26.3% from the prior year period, primarily related to product mix and a favorable adjustment of $3.0 million in the prior year fourth quarter. For fiscal 2026, gross profit increased 9.2% to $102.6 million. For the fiscal 2026 full year, gross margin decreased approximately 70 basis points to 26.9%, primarily related to product mix and tariff dilution.

Marketing, engineering and administrative (ME&A) expense decreased by $2.5 million, or 10.0%, to $22.2 million, compared to $24.6 million in the prior year quarter. The decreased ME&A expense was primarily driven by reduced global bonus expense, lower depreciation, and amortization, and the favorable impact of broad-based spending controls. For the fiscal 2026 full year, ME&A expense increased 2.5% to $84.5 million, as positive operational leverage and cost controls were partially offset by the addition of Kobelt, a currency impact, and inflationary impact on wages and benefits.

Considering the impact of the change to the FIFO method of accounting for inventory, net income attributable to Twin Disc for the quarter was $9.4 million, or $0.64 per diluted share, compared to net income attributable to Twin Disc of $2.6 million, or $0.19 per diluted share, for the fourth fiscal quarter of 2025. The year-over-year increase was driven by lower other expense in the fourth quarter of 2026 compared to the fourth quarter of 2025. For fiscal 2026, the Company generated net income attributable to Twin Disc of $27.1 million, or $1.86 per diluted share, compared with a net loss attributable to Twin Disc of $697,000, or a loss of $0.05 per diluted share for fiscal 2025. Included in net income attributable to Twin Disc in fiscal 2026 was an income tax benefit of $14.0 million related to the reversal of the domestic valuation allowance. Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $11.1 million in the fourth quarter, up 35.1% compared to the fourth quarter of fiscal 2025. Full year fiscal 2026 EBITDA increased 48.0% to $29.9 million from $20.2 million in fiscal 2025.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $178.3 million at the end of the fourth quarter of 2026, compared to $179.5 million at the end of the third quarter. Considering the impact of the change to the FIFO method of accounting for inventory, as a percentage of six-month backlog, inventory decreased from 107.2% at the end of the third quarter, to 99.9% at the end of the fourth quarter. Compared to the end of fiscal 2025, cash decreased 0.6% to $16.0 million, total debt decreased 5.2% to $29.8 million, and net debt* decreased $1.5 million to $13.8 million. The decrease in total debt was primarily attributable to positive free cash flow.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary, stated, “Our fourth quarter results capped off a year of strong sales performance, profitability, and cash flow generation that were aligned with our long-term goals and targets. EBITDA grew 35% over the fourth quarter of last year, and we recognized strong free cash flow of $17.2 million in the quarter. While our fourth quarter operating margin was consistent with the fourth quarter of 2025, gross margins were lower primarily related to product mix, tariff dilution and a prior year favorable adjustment. We remain confident that gross margins will improve over the long-term as we continue to diversify our end markets and recognize enhanced operating leverage. Looking ahead, we believe that we are well positioned to drive backlog conversion, margin improvement, and strong free cash flow generation, and our new $90 million credit facility with BMO and JP Morgan provides us with the financial flexibility to capitalize on growth opportunities as we continue to expand into high margin verticals.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on August 20, 2026. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (646) 307-1963 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until August 21, 2027.

About Twin Disc

Twin Disc, Inc. designs, manufactures, and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, control systems, and braking systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, military and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions

Organic net sales is defined as net sales excluding the recent acquisition of Kobelt while adjusting for the effects of foreign currency exchange.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation, and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

Investors:

IMS Investor Relations

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Year Ended
		As Adjusted		As Adjusted
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net sales	$114,400	$96,678	$381,270	$340,738
Cost of goods sold	84,273	65,463	278,710	245,236
Cost of goods sold - other	-	-	-	1,579
Gross profit	30,127	31,215	102,560	93,923
Marketing, engineering and administrative expenses	22,157	24,621	84,455	82,431
Restructuring expenses	57	52	366	408
Other operating income	98	-	(221)	-
Income (loss) from operations	7,815	6,542	17,960	11,084

Other income (expense):
Interest expense	(715)	(855)	(3,078)	(2,646)
Other income (expense), net	(168)	(2,946)	(1,286)	(5,472)
	(883)	(3,801)	(4,364)	(8,118)
Income (loss) before income taxes and noncontrolling interest	6,932	2,741	13,596	2,966
Income tax benefit (expense)	2,477	(47)	13,974	(3,368)
Net income (loss)	9,409	2,694	27,570	(402)
Less: Net income (loss) attributable to noncontrolling interest, net of tax	49	72	493	295
Net income (loss) attributable to Twin Disc, Incorporated	$9,360	$2,622	$27,077	$(697)
Dividends per share	$0.04	$0.04	$0.16	$0.16

Earnings (loss) per share data:
Basic earnings (loss) per share attributable to Twin Disc, Incorporated common shareholders	$0.66	$0.19	$1.92	$(0.05)
Diluted earnings (loss) per share attributable to Twin Disc, Incorporated common shareholders	$0.64	$0.19	$1.86	$(0.05)

Weighted average shares outstanding data:
Basic shares outstanding	14,199	13,897	14,119	13,856
Diluted shares outstanding	14,666	13,938	14,586	13,856

Comprehensive income (loss)
Net income (loss)	$9,409	$2,694	$27,570	$(402)
Benefit plan adjustments, net of income taxes of $146, ($5), $145, and ($3), respectively	959	(2,153)	2,708	(3,399)
Foreign currency translation adjustment	(1,566)	15,885	(6,129)	15,924

Unrealized gain (loss) on hedges, net of income taxes of ($90), $0, ($83) and $0, respectively	(416)	(1,491)	(155)	(1,851)
Comprehensive income (loss)	8,386	14,935	23,994	10,272
Less: Comprehensive income (loss) attributable to noncontrolling interest	(123)	(6)	359	334
Comprehensive income (loss) attributable to Twin Disc, Incorporated	$8,509	$14,941	$23,635	$9,938

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Year Ended
		As Adjusted		As Adjusted
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025

Net income (loss) attributable to Twin Disc, Incorporated	$9,360	$2,622	$27,077	$(697)
Interest expense	715	855	3,078	2,646
Income tax expense (benefit)	(2,477)	47	(13,974)	3,368
Depreciation and amortization	3,520	4,705	13,746	14,899
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,118	$8,229	$29,927	$20,216

RECONCILIATION OF NET CASH PROVIDED (USED) BY OPERATING

ACTIVITIES TO FREE CASH FLOW

(In thousands; unaudited)

	For the Quarter Ended		For the Years Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net cash provided (used) by operating activities	$20,562	$16,448	$22,899	$23,979
Acquisition of capital expenditures	(3,407)	(7,705)	(13,713)	(15,157)
Free cash flow	$17,155	$8,743	$9,186	$8,822

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	June 30, 2026	June 30, 2025

Current maturities of long-term debt	$1,500	$3,000
Long-term debt	28,310	28,446
Total debt	29,810	31,446
Less cash	16,029	16,109
Net debt	$13,781	$15,337

RECONCILIATION OF REPORTED NET SALES TO ORGANIC NET SALES

(In thousands; unaudited)

	For the Year Ended
	June 30, 2026	June 30, 2025

Net Sales	$381,270	$340,738
Less: Acquisition	7,550	-
Less: Foreign Currency Impact	17,225	-
Organic Net Sales	$356,495	$340,738

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

		As Adjusted
	June 30, 2026	June 30, 2025
ASSETS
Current assets:
Cash	$16,029	$16,109
Trade accounts receivable, net	66,761	58,941
Inventories, net	178,028	184,085
Other current assets	17,397	19,914
Total current assets	278,215	279,049

Property, plant and equipment, net	68,094	69,576
Right-of-use assets operating lease assets	14,730	17,250
Goodwill	2,772	2,892
Intangible assets, net	14,121	13,361
Deferred income taxes	21,093	2,812
Other noncurrent assets	2,220	2,756
Total assets	$401,245	$387,696

LIABILITIES AND EQUITY

Current liabilities:
Current maturities of long-term debt	$1,500	$3,000
Current maturities of right-of-use operating lease obligations	3,527	3,393
Accounts payable	30,809	38,745
Accrued liabilities	82,739	80,655
Total current liabilities	118,575	125,793

Long-term debt	28,310	28,446
Right-of-use lease obligations	11,691	14,357
Accrued retirement benefits	10,429	11,832
Deferred income taxes	4,480	4,320
Other long-term liabilities	7,824	6,423
Total liabilities	181,309	191,171

Twin Disc, Incorporated shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	40,252	42,269
Retained earnings	182,340	157,548
Accumulated other comprehensive income (loss)	288	3,730
	222,880	203,547
Less treasury stock, at cost (209,975 and 482,181 shares, respectively)	3,226	7,402
Total Twin Disc, Incorporated shareholders' equity	219,654	196,145
Noncontrolling interest	282	380
Total equity	219,936	196,525
Total liabilities and equity	$401,245	$387,696

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Year Ended
		As Adjusted
	June 30, 2026	June 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$27,570	$(402)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	13,746	14,899
Gain on sale of assets	(200)	(98)
Loss on write-down of industrial product inventory	-	1,579
Restructuring charges	139	39
Provision for deferred income taxes	(18,046)	(1,581)
Stock compensation expense and other non-cash changes, net	3,322	5,333
Net change in operating assets and liabilities	(3,632)	4,210

Net cash provided (used) by operating activities	22,899	23,979

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of capital expenditures	(13,713)	(15,157)
Acquisition of Kobelt, less cash acquired	-	(17,236)
Proceeds from sale of property, plant, and equipment	235	147
Other, net	(671)	(653)

Net cash provided (used) by investing activities	(14,149)	(32,899)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under long-term debt agreement	30,000	6,500
Borrowings under revolving loan arrangements	114,526	122,264
Repayments of revolving loan arrangements	(131,941)	(122,264)
Repayments of other long-term debt	(13,500)	(2,500)
Payments of right-of-use finance lease obligations	(1,246)	(1,119)
Dividends paid to shareholders	(2,285)	(2,284)
Dividends paid to noncontrolling interest	(457)	(306)
Cash used in net share settlement of restricted stock units	(11)	-
Payments of withholding taxes on stock compensation	(1,675)	(1,256)

Net cash provided (used) by financing activities	(6,589)	(965)

Effect of exchange rate changes on cash	(2,241)	5,924

Net change in cash	(80)	(3,961)

Cash:
Beginning of period	16,109	20,070
End of period	$16,029	$16,109